Exhibit h(iv) under Form N-1A
                                     Exhibit (10) under Item 601/Reg. S-K

            Amendment #3 to Agreement for Fund Accounting Services,
             Administrative Services and Transfer Agency Services


      This Amendment #3 to the Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services, dated September 14, 1998 (as amended, the "Agreement") by and between Hibernia Funds (the "Investment Company") and Federated Services Company (the "Company") is made this 1st day of July, 2004 by and between the Investment Company and the Company.

      WHEREAS, the Company is selling its transfer agency business to Boston Financial Data Services, Inc. ("BFDS") and will no longer be providing transfer agency services under the Agreement;

      WHEREAS, BFDS has indicated its willingness to provide transfer agency services to the Investment Company on terms identical to those contained in the Agreement;

      WHEREAS, the Investment Company and BFDS intend to enter into a separate agreement regarding the provision of transfer agency services by BFDS to the Investment Company on terms identical to those contained in the Agreement;

      WHEREAS, the parties wish to amend the Agreement as indicated herein to reflect that the Company will no longer being providing transfer agency services to the Investment Company.

      NOW, THEREFORE, in consideration of the mutual promises contained within the Agreement and the promises contained herein and for other good and sufficient consideration, the parties, intending to be legally bound, agree as follows:

      1. Effective as of the date hereof, the Company shall no longer provide the transfer agency services described in the Agreement, including but not limited to all transfer agency services described in Section Three of the Agreement. The Company shall have no further obligation with regard to such services for the period from and after the date hereof and the Investment Company shall look solely to any agreement it may have with BFDS regarding such services.

2. If any provision of this Amendment conflicts in whole or in part, with the terms and conditions of the Agreement, then the provisions of this Amendment shall control. All other terms and conditions of the Agreement remain unchanged.


      IN WITNESS WHEREOF, the parties have caused this Amendment #3 to be executed as of the date first above written by their duly authorized representatives.

HIBERNIA FUNDS                      FEDERATED SERVICES COMPANY


By:  /s/ Timothy S. Johnson         By:  /s/ Thomas R. Donahue
   ---------------------------         ---------------------------
Title:  Secretary                   Title:  Treasurer